Exhibit 5.4

CONSENT OF MORGAN & MORGAN, ATTORNEYS AT LAW

TO:         The Board of Directors of Inmet Mining Corporation

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under Section 20, “Certain Panamanian Income Tax Considerations” in the Offer and Circular included in this Registration Statement on Form F-80 of Inmet Mining Corporation.   In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ MORGAN & MORGAN, ATTORNEYS AT LAW
MORGAN & MORGAN, ATTORNEYS AT LAW

Panama City, Panama
September 27, 2012